Exhibit 99.1

December 18, 2025

Lixte Biotechnology Holdings, Inc. Announces $4.3 Million Registered Direct Offering Priced at the Market Under Nasdaq Rules

BOCA RATON, FLA, Dec. 18, 2025 (GLOBE NEWSWIRE) — Lixte Biotechnology Holdings, Inc. (NASDAQ: LIXT) (the “Company”), a biotech company focused on advancing cancer treatments, today announced that it has entered into definitive agreements in a registered direct offering with accredited investors for the purchase and sale of approximately $4.3 million of shares of Common Stock and pre-funded and investor warrants at a price of $4.09 per Common Unit. The entire transaction has been priced at the market under Nasdaq rules.

The offering consisted of the sale of 1,051,342 Common Units (or Pre-Funded Units), each consisting of (i) one (1) share of Common Stock or one (1) Pre-Funded Warrant and (ii) one (1) Common Warrant to purchase one (1) share of Common Stock per warrant at an exercise price of $3.96. The public offering price per Common Unit is $4.09 (or $4.08999 for each Pre-Funded Unit, which is equal to the public offering price per Common Unit to be sold in the offering minus an exercise price of $0.00001 per Pre-Funded Warrant). The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until exercised in full. For each Pre-Funded Unit sold in the offering, the number of Common Units in the offering will be decreased on a one-for-one basis. The initial exercise price of each Common Warrant is $3.96 per share of Common Stock. The Common Warrants are exercisable immediately and expire 60 months after the initial issuance date.

Aggregate gross proceeds to the Company are expected to be approximately $4.3 million. The transaction is expected to close on or about December 19, 2025, subject to the satisfaction of customary closing conditions. The Company expects to use the net proceeds from the offering, together with its existing cash, for general corporate purposes and working capital.

Spartan Capital Securities, LLC is acting as exclusive placement agent for the offering. Sichenzia Ross Ference Carmel LLP is acting as counsel to the Company. Kaufman & Canoles, P.C. is acting as counsel to Spartan Capital Securities LLC.

The registered direct offering is being made pursuant to an effective shelf registration statement on Form S-3 (No. 333-278874) previously filed with the U.S. Securities and Exchange Commission (SEC) and declared effective by the SEC on May 2, 2024. A final prospectus supplement and accompanying prospectus describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained, when available, by contacting Spartan Capital Securities LLC., Attention: Prospectus Department, 45 Broadway, 19th Floor, New York, NY 10006, by e-mail at investmentbanking@spartancapital.com.

Interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Lixte Biotechnology Holdings, Inc.

LIXTE Biotechnology Holdings, Inc. is a clinical-stage pharmaceutical company focused on new targets for cancer drug development and developing and commercializing cancer therapies. LIXTE has demonstrated that its first-in-class lead clinical PP2A inhibitor, LB-100, is well-tolerated in cancer patients at doses associated with anti-cancer activity. Based on extensive published preclinical data (see www.lixte.com), LB-100 has the potential to significantly enhance chemotherapies and immunotherapies and improve outcomes for patients with cancer.

LIXTE’s lead compound, LB-100, is part of a pioneering effort in an entirely new field of cancer biology – activation lethality – that is advancing a new treatment paradigm. LIXTE’s new approach is covered by a comprehensive patent portfolio. Proof-of-concept clinical trials are currently in progress for Ovarian Clear Cell Carcinoma and Metastatic Colon Cancer. Additional information about LIXTE can be found at www.lixte.com.

Forward-Looking Statements

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s product development and business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

info@lixte.com

General Phone: (631) 830-7092; Investor Phone: (888) 289-5533

or

PondelWilkinson Inc. Investor Relations pwinvestor@pondel.com

Roger Pondel: (310) 279-5965; Laurie Berman: (310) 279-5962

Source: Lixte Biotechnology Holdings, Inc.